PACIFIC RIM ENTERTAINMENT, INC.



                             FIRST SUPPLEMENT TO THE
                    CONFIDENTIAL PRIVATE OFFERING MEMORANDUM
                             DATED NOVEMBER 24, 1997






                            Dated: December 18, 1997


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THIS FIRST SUPPLEMENT (THE "SUPPLEMENT") TO THE COMPANY'S CONFIDENTIAL PRIVATE
OFFERING MEMORANDUM DATED NOVEMBER 24, 1997 (THE "MEMORANDUM") AND ALL DOCUMENTS DELIVERED IN CONNECTION THEREWITH ARE SUBMITTED ON A CONFIDENTIAL BASIS FOR USE BY A LIMITED NUMBER OF PROSPECTIVE INVESTORS SOLELY IN CONNECTION WITH THEIR CONSIDERATION OF AN INVESTMENT IN THE PACIFIC RIM ENTERTAINMENT, INC. SECURITIES DESCRIBED IN THE MEMORANDUM. THIS SUPPLEMENT SHOULD BE READ IN CONNECTION WITH THE MEMORANDUM, THE EXHIBITS THERETO AND ANY MATERIALS DISTRIBUTED IN CONNECTION THEREWITH. NO PERSON HAS BEEN AUTHORIZED TO MAKE REPRESENTATIONS OR GIVE ANY INFORMATION WITH RESPECT TO THE SECURITIES OFFERED HEREBY OTHER THAN THOSE CONTAINED IN THE MEMORANDUM AND THOSE INCLUDED HEREIN. TERMS USED IN THIS SUPPLEMENT AND NOT DEFINED HEREIN SHALL HAVE THE MEANING ASCRIBED THERETO IN THE MEMORANDUM.

         1. The Company - Acquisition Strategy. One of the fundamental business strategies of Osage Computer Group, Inc. ("Osage") following the Merger is to expand its business through selective, strategic acquisitions of other companies with complementary businesses in a revenue range of $5 million to $15 million. Management of Osage believes that companies in this range of revenues may be receptive to an acquisition program since they are likely to be too small to be identified as acquisition targets of larger public companies or to independently attempt their own public offerings. In particular, Osage intends to focus its acquisition strategy on candidates who have a strong relationship with key technology vendors, a proven record of delivering a high-quality network computing solutions, a customer base of large and mid-sized companies and which may benefit from the Company's anticipated access to sources of financing and long-term growth strategy.

         At the time of the Memorandum, Osage was not in active negotiations to acquire any business. However, since the date of the Memorandum, Osage has executed three non-binding letters of intent that relate to acquisitions that may occur following the completion of the Merger.

         Alphabetical references will be made to the target companies since confidentiality provisions within the various letters of intend prohibit disclosure of company names and certain company information.

         The first letter of intent relates to the acquisition of Company A, a systems integrator with an emphasis on delivering the sale of sophisticated computer products. Formed in 1991, Company A focuses on delivering systems utilizing high margin products and services to small, medium and large businesses with an emphasis on the internet security market. The company's solutions revolve around products from manufacturers such as Sun Microsystems, Cisco Systems, Microsoft, Netscape Communications, and Internet Security Systems.

         According to information provided by Company A, which has not yet been subject to verification or audit by Osage, Company A expects to realize revenues of approximately $7,000,000 for its fiscal year ending January 31, 1998.

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         Under the terms of this letter of intent, Osage intends to acquire 100%
of the issued and outstanding stock of Company A in exchange for $200,000 in cash, $900,000 in Company stock upon the closing and an additional $1,000,000 in earn-out shares of Company stock at the one year anniversary of the closing, based upon the performance of Company A during the one year period.

         The second letter of intent relates the acquisition of "Company B," a value-added reseller of fully integrated computer systems and networks. Founded in 1984, Company B offers products from a number of manufacturers, including, Sun Microsystems, Oracle, Netscape and Microsoft. In addition to its product offerings, Company B also provides consulting services for enterprise-wide systems and data management, as well as specialized applications for internet and intranet communication.

         According to information provided by Company B, which has not yet been subject to verification or audit by Osage, Company B realized sales revenues of approximately $9.4 million for the fiscal year ended July 31, 1997.

         Under the terms of this letter of intent, Osage will acquire 100% of the issued and outstanding stock of Company B in exchange for $750,000 in cash, $2,000,000 in Company stock upon the closing and an additional $1,250,000 in earn-out shares of Company stock upon the one year anniversary of the closing, based upon the performance of Company B during the one year period.

         The third letter of intent relates to the acquisition of Company C, a complex computer and network systems integrator. Founded in 1991, Company C has extensive experience with a number of information technology products including those from Sun Microsystems, Oracle, Hewlett-Packard and Microsoft. Company C has specialized focus in the vertical markets of manufacturing and distribution, medical, and enterprise resource planning systems.

         According to information provided by Company C, which has not yet been subject to verification or audit by Osage, Company C expects to realize sales revenues of approximately $5.5 million for the fiscal year ending December 31, 1997.

         Under the terms of this letter of intent, Osage will acquire 100% of the issued and outstanding stock of Company C in exchange for $475,000 in cash, $1,500,000 in convertible preferred stock upon the closing and an additional $1,350,000 in earn-out shares of Company stock upon each of the first two anniversaries of the closing, based upon the performance of Company B over the two year period.

         A combination of the various target companies and Osage, each at existing levels of revenues (based upon revenue information provided by the target companies, not yet subject to verification or audit), will result in the Company, on a consolidated basis, achieving revenues of approximately $35 million for 1998. If, however, all of the target companies achieve the level of growth necessary to satisfy the performance criteria that would permit the distribution of the earn-out shares for 1998, the consolidated revenues of the Company for 1998 may approximate $55 million. Notwithstanding the Company's potential level of revenues, sufficient information, however, is not yet available to estimate the consolidated earnings of the Company. Accordingly,

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there can be no assurances that the growth in revenues will lead to similar growth in net income, or that the consolidation of the companies can occur on a basis that produces levels of net income that are deemed suitable to the investment community.

         The Company's estimates of revenue assume that: (i) all of the acquisitions will occur within the first quarter of 1998 upon the terms and conditions established within the letters of intent; and (ii) revenue levels of the target companies are within the ranges represented by the management of the target companies, even though this information has not yet been subject to verification or audit by the Company or Osage.

         The letters of intent described above are merely non-binding indications of interest, and are not intended to create a contractual or legally binding obligation on either party. According, there can be no assurances that the acquisitions will occur upon the terms and conditions contemplated by the parties, if at all.

         2. Principal Stockholders.

         The table in the Memorandum identifies Steven B. Rosner as a Principal Stockholder of the Company. Mr. Rosner is currently a director and officer of the Company. The information with respect to Mr. Rosner is hereby revised to indicate that Mr. Rosner is the beneficial owner of 884,542 shares of Common Stock. This includes the direct ownership of 192,850 Shares of Common Stock and the indirect ownership of 691,692 Shares of Common Stock.(1)

         The undersigned has reviewed and acknowledged the terms of this First Supplement to the Confidential Private Offering Memorandum of Pacific Rim Entertainment, Inc. dated November 24, 1997.

                                         SUBSCRIBER:


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                                         Signature


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                                         [Print Name]

Dated:
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(1) Indirect ownership through Mr. Rosner's role as the General Partner of PRE
Investors, L.P., a Limited Partnership that owns 641,692 shares; and through his role as general partner of Diversified Investment Fund, L.P., a Limited Partnership that owns 50,000 shares.


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